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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE

                                           FOR MORE INFORMATION, PLEASE CONTACT
                                           PAUL WAGMAN AT 314-982-1726

          INSITUFORM TECHNOLOGIES, INC. ELECTS NEW CEO AND NEW CHAIRMAN

         ST. LOUIS, July 22, 2003 - Thomas S. Rooney, Jr., President and Chief Operating Officer of Insituform Technologies, Inc. (Nasdaq National Market:
INSU) ("Insituform") has been elected Chief Executive Officer and a member of the board of directors, the company announced today.

         At the same time, Alfred L. Woods, an independent member of the company's board of directors, was elected non-executive chairman of the board.

         The board announced the elections during its regularly scheduled board meeting today. The changes are effective immediately. Rooney will remain as President, with the additional duties of Chief Operating Officer.

         Rooney and Woods replace Anthony W. (Tony) Hooper, 55, who has resigned as CEO and chairman of the board to pursue other interests.

         "We feel fortunate in being able to turn to Tom Rooney," Woods said. "Insituform needs a renewed focus on operations, and especially on integrating and realizing the value of its acquisitions. Tom combines more than 20 years of experience in the construction industry with excellent managerial and operational skills as well as acquisition experience and an understanding of our proprietary technology. His appointment as chief operating officer just a few months ago came only after a thorough, national search in which he emerged as the hands-down choice."

         "Insituform is grateful to Tony Hooper for his many outstanding contributions to the company," Woods continued. "He was a major part of the team that transformed Insituform from a single technology licensing company and a group of fragmented regional installation companies into an integrated, international corporation offering the industry's broadest range of infrastructure capabilities."

         "I am excited by the opportunity to lead Insituform," Rooney said. "The company is far and away the industry leader in technology, R&D and the ability to innovate. Our range of capabilities and depth of experience in the rehabilitation of piping systems, as well as new trenchless construction, are unmatched. Our balance sheet is without peer in the industry. Our potential -- especially in view of the nation's need to rebuild its aged infrastructure -- is enormous."

         Rooney, 43, joined Insituform April 1. Before that, he had been Senior Vice President and Southeast Regional Manager of Gilbane Building Co., a $2.7 billion privately held construction firm based in Providence, R.I. In that capacity, he was responsible for all of Gilbane's operations in Georgia, South Carolina, Alabama and Florida; earlier, he had led the company's business development team for the Midwest. In both assignments, the operations under his leadership achieved dramatic growth.

         He had worked previously with Centex Golden Construction Co., based in San Diego, and Turner Construction Co., of New York City.


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         Rooney earned a Bachelor of Science degree in Civil Engineering from
Cornell University in 1982. He earned his Master of Business Administration degree from the University of Chicago in 1991.

         Woods, 59, has been an independent member of Insituform's board since 1997. He has served as chair of the Corporate Governance & Nominating Committee and as a member of the Compensation Committee. He is president of Woods Group, a management consulting company based in Williamsburg, Va.

         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for new construction and rehabilitation of sewer, water and other underground piping systems without digging and disruption. More information about the company can be found on its Internet site, www.insituform.com.

         This press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect results include, among others, the competitive environment for Insituform's products and services, the geographical distribution and mix of Insituform's work, and other factors set forth in reports and documents filed by Insituform with the Securities and Exchange Commission from time to time. Insituform does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.



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